Exhibit 10.1

June 27, 2013

Richard Jacobson
P.O. Box 10188
Palm Desert, California 92255

Dear Richard:

On behalf of First Savings Bank Northwest (the “Bank”), I am pleased to extend to you an offer of employment to join us as Chief Operating Officer of the Bank.

Your employment will begin on July 9, 2013, or another mutually agreed upon date. The terms and conditions of this offer are as follows:

Compensation

Salary
You will receive a semi-monthly base salary of $11,000.00 ($264,000.00, annually). Your next performance and salary review will be in 2014.

Bonuses
You will be eligible for a bonus opportunity as a percentage of salary. Performance metrics related to such bonus shall be developed to your and the Board of Directors’ mutual satisfaction.

Benefits

You will be entitled to participate, to the same extent as executive officers of the Bank, generally, in all plans of the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.

In addition, you will be granted Paid Time Off of  five (5) weeks per year.

Car Allowance

You will receive a monthly car allowance of $500.00 ($6,000.00 annually), which is intended to cover your out-of-pocket automobile maintenance and gasoline expense as well as auto lease or purchase costs.

201 Wells Avenue South |PO Box 360 | Renton, WA 98057 www.fsbnw.com |425.255.4400 Member of the First Financial Northwest Family of Companies

Richard Jacobson/Offer Letter
June 27, 2013
Page Two

Equity

Restricted Stock
You will be granted twenty-five thousand (25,000) shares of restricted common stock of the Company (“Restricted Stock”). The Restricted Stock shall be granted under, and subject to the terms and conditions of, the First Financial Northwest, Inc. 2008 Equity Incentive Plan (the “Equity Incentive Plan”). You will vest in the Restricted Stock at a rate of 20 percent per year, with such vesting to occur on each of the first five anniversaries of the Restricted Stock grant date, provided that you are an employee of the Bank on the each date of the vesting event.

Stock Options
You will be granted sixty thousand (60,000) options to acquire shares of First Financial Northwest, Inc. (“Company”) common stock (“Options”). With respect to each grant of Options, on each of the first five anniversaries of the grant date, you will be able to exercise 20 percent of the Options, provided that you are an employee of the Bank on each such date.

Change in Control

You will be entitled to receive two (2) years' salary in the event of an acquisition by a third party of control of the Company or the Bank.

Relocation/Temporary Housing Benefits

The Bank will reimburse you for up to $2000.00 per month for temporary housing expenses in the Renton area for up to two (2) months. Additionally, to assist you with reasonable and customary expenses associated with your ultimate relocation to Washington, the Bank will provide relocation assistance of up to $10,000.00. This benefit is intended to reimburse you for packing and moving household goods to your new residence in the Renton area and for any unforeseen incidental start-up expenses associated with the move.

Kindly indicate your acceptance of this offer by signing on the line below and returning a copy to the Bank to my attention (by fax: 213-620-1693).

This offer is contingent upon your successful clearance of a comprehensive background check. Please sign and return the Credit Check Authorization enclosed with this letter. This is attached to our standard employment application, which you should also complete and return with your signed copy of this letter.

As required by Federal law, your offer of employment is subject to your submission of an I-9 Form and satisfactory documentation respecting your identification and right to work in the United States. Documentation is required no later than three days after your employment begins.

Richard Jacobson/Offer Letter
June 27, 2013
Page Three

Your employment relationship with the Bank will be an "at will" relationship, which means that both you and the Bank have the right to terminate your employment at any time, with or without advance notice and with or without cause. The terms and conditions of your employment, including the "at will" employment relationship, supersede all prior written and oral communication with you and can only be modified by a written agreement signed by you and the Bank.

Sincerely,

Joseph W. Kiley III, Director
First Savings Bank Northwest Board of Directors

Enclosure

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By my signature, I accept the terms of this offer.

________________________________________	__________________________
Richard Jacobson	Date